Exhibit 10.46
PROMISSORY NOTE

December 31, 2004	$8,516,000.00
Troy, Michigan
     OP THERAPY, INC. (“Borrower”), for value received, promises to pay to the order of THE MOBILE MEDICAL GROUP, INC., a Michigan corporation (“Holder”), at 2301 W. Big Beaver Road, Suite 777, Troy, Michigan 48084, Attn: Steven P. Schubiner, or at such other place as Holder may from time to time designate in writing, the principal amount of $8,516,000.00 in lawful money of the United States, together with interest on the unpaid principal balance as provided for below, and together with all costs of collections, including reasonable attorneys’ fees, whether or not suit is instituted, to enforce this Note. The unpaid principal balance shall bear interest from the date hereof in lawful money of the United States, on the basis of a year of 360 days for the actual number of days elapsed in a month, at a rate equal to 8.00% per year. Notwithstanding anything to the contrary contained in this Note, (i) upon the occurrence of an Event of Default (as defined below) or after the Maturity Date (as defined below), the unpaid principal balance shall bear interest at a rate of 11% per annum, (ii) the principal amount of this Note and the related determination of interest is subject to adjustment in accordance with Section 14.1 of the APA (as defined below) and (iii) payment under this Note is subject to the right of offset set forth in Section 11.9 of the APA.
     Accrued interest on this Note shall be payable on the first day of each month commencing on February 1, 2005.
     The entire unpaid principal balance of, and any unpaid accrued interest on, this Note shall be paid in full on December 31, 2009 (the “Maturity Date”). Notwithstanding anything to the contrary contained in this Note, unless due and payable sooner as a result of the occurrence of an Event of Default or at maturity, all of the remaining outstanding balance of principal of, and interest on, this Note, if any, then unpaid shall become immediately due and payable without notice or demand, upon the closing of: (a) an Initial Public Offering (as defined below) or (b) a Sale Transaction; provided, however, if the Initial Public Offering or the Sale Transaction shall take place prior to the time it is determined whether or not this Note shall be reduced by a Reduction Amount (as defined in the APA), then Borrower may escrow, in an interest bearing account for the benefit of Holder, to be maintained by an independent third party reasonably acceptable to both Borrower and Holder, $4.0 million of the principal balance of this Note. Such monies shall remain in escrow until the Reduction Amount is determined. If there is no Reduction Amount, the entire amount escrowed plus accrued interest shall be paid to Holder. If there is a Reduction Amount, then the amount of the Reduction Amount, plus any interest actually paid on that portion of the principal balance of this Note represented by the Reduction Amount (the “Reduction Amount Interest”), plus any accrued interest on the Reduction Amount and the Reduction Amount Interest, shall be paid to Borrower, and the balance of the escrow, including any accrued interest on such balance, shall be paid to Holder. Borrower and Holder shall equally split the costs of any such escrow.
     All payments on this Note shall be applied first to accrued interest then due and the remainder to the unpaid principal balance. This Note may be prepaid in whole or in part without penalty or premium.

     Borrower represents and warrants to the Lender that:
            (1) Borrower has all requisite power and authority to enter into this Note and to perform its obligations hereunder; and this Note has been duly authorized, executed and delivered by Borrower and constitutes a valid and legally binding obligation of Borrower, enforceable against Borrower in accordance with its terms;
            (2) there are no actions, proceedings or investigations pending or, to Borrower’s knowledge, threatened against or involving Borrower which (a) question the validity of this Note or any action taken or to be taken by Borrower pursuant hereto, or (b) individually or in the aggregate, impair in any material way or involve any substantial possibilities, so far as Borrower can foresee, of impairing in any material way Borrower’s ability to perform its obligations under this Note;
            (3) the execution, delivery and performance by Borrower of this Note do not violate or result in any violation of or conflict with or constitute a default under or result in the creation of, or impose any obligation on Borrower to create, any encumbrance, on any of the undersigned’s properties or assets pursuant to, any provision of any agreement, indenture or other instrument, or of any license, permit or other authorization or of any judgment, decree, order, law, statute, ordinance or governmental role or regulation applicable to Borrower;
            (4) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or public body or authority on the part of Borrower, is required for the valid execution, delivery and performance of this Note;
            (5) neither this Note, nor any other document furnished to Holder by or on behalf of Borrower pursuant hereto or in connection with any of the transactions consummated concurrently herewith contains or will contain, as of its date, any untrue statement of a material fact or omits to state or will omit to state, as of its date, a material fact necessary in order to make the statements contained herein and therein not misleading; and there are no facts known to Borrower which, individually or in the aggregate, impair in any material way or involve any substantial possibility (so far as Borrower can foresee) of impairing in any material way Borrower’s ability to perform its obligations under this Note, which have not been disclosed herein or in the documents famished to Holder by or on behalf of Borrower pursuant hereto; and
            (6) Borrower’s exact legal name, entity type, and state of organization are set forth on the signature page hereof.
     An Event of Default shall mean the occurrence or existence of one or more of the following described events:
            (A) Borrower shall default in the payment of any principal of, or interest on, this Note when due, whether at maturity, demand by acceleration or otherwise and such default shall continue unremedied for five (5) days after notice from Holder to Borrower; or
            (B) A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other indebtedness under which Borrower or Guarantor may be obligated as a borrower or guarantor in excess of

Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate, and such default or event of default: (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto or unless waived) any such indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) permits or causes the acceleration of any such indebtedness (unless such right shall have been waived), unless in the case of any of the foregoing, such default or event of default is being contested in good faith and by appropriate proceedings, diligently conducted;
            (C) Any representation or warranty made herein or in the Guaranty (as defined below) by Borrower or the Guarantor shall prove to have been false or misleading in any material respect as of the time made; or
            (D) A final judgment which, with other final judgments against Borrower or the Guarantor exceeds an aggregate of $250,000 shall have been entered against Borrower or the Guarantor, if, within 30 days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal; or
            (E) Any default under, or institution of foreclosure or other proceedings by a third party to enforce any lien or security interest of any kind upon the assets of Borrower, or any portion thereof, unless Borrower is contesting such in good faith and has made reserves for loss if recommended by its independent certified accountants; or
            (F) Borrower or the Guarantor shall fail generally to pay its debts as they become due; or
            (G) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower or of the Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or the Guarantor, or for any substantial part of their respective property, or for the winding-up or liquidation of their respective affairs, and such proceeding shall not have been dismissed within 60 days after the institution thereof; or
            (H) Borrower or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or of the Guarantor, or for any substantial part of their respective property, or shall make a general assignment for the benefit of creditors, or shall take any action in furtherance of, or indicating their respective consent to, approval of or acquiescence in, any of the foregoing.
     Upon the occurrence of an Event of Default, all of the remaining outstanding balance of principal of, and interest on, this Note, if any, then unpaid shall become immediately due and payable without notice or demand.

     It is the intention of Borrower and Holder to conform strictly to the usury laws now or hereafter in force in the State of Michigan and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum non-usurious amount allowed under the usury laws of Michigan as now or hereafter construed by the courts having jurisdiction over such matters. In all events, the aggregate of all interest, if any, (whether designated as interest or otherwise) contracted for, chargeable, or receivable under this Note or any other instrument or other document executed in connection with this Note shall under no circumstances exceed the maximum legal rate; and if it does, then it shall be deemed a mistake and such excess shall be canceled automatically and if theretofore paid, rebated to Borrower or credited on the principal amount of the Note, or if the Note has been repaid, then such excess shall be rebated to Borrower.
     Borrower, and any endorser and guarantors, hereby jointly and severally waive presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note, and expressly agree that the maturity of this Note, and any payment hereunder, may be extended from time to time without in any way affecting the liability of Borrower or such endorser or guarantors.
     This Note, made in the State of Michigan, shall be governed and construed according to the internal laws of Michigan.
     “APA” means that certain Asset Purchase Agreement, dated October 28, 2004, between Borrower and Holder.
     “Initial Public Offering” means the first public offering of any of the capital stock of the Guarantor (or any Subsidiary), pursuant to an effective registration statement under the Securities Act.
     “Guarantor” means Tandem Health Care, Inc., a Pennsylvania corporation.
     “Guaranty” means the Guaranty of even date herewith given by Guarantor to Holder.
     “Sale Transaction” means a sale (whether by merger, recapitalization, consolidation, reorganization, combination, asset purchase, or otherwise) of more than 50% of all of Borrower’s and/or the Guarantor’s outstanding capital stock, or of substantially all of the assets of Borrower and/or the Guarantor to any independent third party.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which the Guarantor, directly or indirectly, holds a majority of the voting stock or voting power, or a majority of the capital, profits or other economic interests therein.

OP THERAPY, INC., a Michigan corporation

By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairperson and Chief Executive Officer

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